EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Atlas Air Worldwide Holdings, Inc.
Appoints Gordon L. Hutchinson
Vice President and Controller

Purchase, N.Y., April 21, 2005 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWWV.PK), a leading provider of global air cargo services, has appointed Gordon L. Hutchinson Vice President and Controller of the Company, effective May 2, 2005. Mr. Hutchinson will also serve as Vice President and Controller of AAWW’s wholly owned subsidiaries, Atlas Air, Inc. and Polar Air Cargo, Inc.

Mr. Hutchinson, 46, is a certified public accountant and senior financial executive with diverse corporate leadership and public-accounting-firm experience, including strategic planning, restructuring, SEC reporting, systems implementations, mergers and acquisitions, information technology, treasury and investment banking.

Since 2003, Mr. Hutchinson has served as Corporate Controller of Amtrak, a multi-billion-dollar transportation and engineering construction company providing commuter and intercity passenger service nationwide.

From 1998 until 2003, Mr. Hutchinson served in a series of senior management positions, including Assistant Corporate Controller of Lafarge Corporation, a leading international construction and materials company, Vice President – Finance of Teligent Inc., a domestic and international wireless communications provider, and Chief Financial Officer of MHI Communications, a full-service advertising and communications agency. In these roles, he exercised responsibility for internal and external financial reporting and analysis, as well as for treasury, accounting and financial systems.

“Gordon’s broad financial and accounting background, coupled with his strong analytic, planning and organizational skills, make him an excellent choice as our Controller,” said Michael L. Barna, Senior Vice President and Chief Financial Officer for AAWW. “We are

pleased to have Gordon join us, and we look forward to working with him as we continue to grow our Company and strengthen our leadership position in the air cargo industry.”

Mr. Hutchinson began his career as an accountant with PricewaterhouseCoopers (PwC). Following a seven-year tenure with PwC, he joined Rea Gold Corporation as Controller before serving Cominco Limited, an international metals and mining company, as Controller of a mining joint venture. Later, he served as Corporate Controller and as Director of Finance and Administration of Agrium, Inc., an international fertilizer and chemical company and former Cominco subsidiary.

Mr. Hutchinson holds a Bachelor of Commerce degree in accounting and information systems from the University of British Columbia and has studied executive management at the Richard Ivey School of Business of the University of Western Ontario.

He is a member of the Financial Executives Institute, American Institute of Certified Public Accountants, Colorado State Board of Accountancy, and the Institute of Chartered Accountants of British Columbia.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

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